EXHIBIT 10.10

                      EXECUTIVE SEVERANCE AGREEMENT


     This Agreement ("Agreement") is entered into on February 20, 1998 between REYNOLDS METALS COMPANY, a Delaware corporation ("Reynolds"), and
______________________ ("Executive").

     WHEREAS, the maintenance of a strong and experienced management is essential in protecting and enhancing the best interests of Reynolds and its stockholders, and in this connection Reynolds recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and may result in the departure or distraction of management personnel to the detriment of Reynolds and its stockholders; and

     WHEREAS, the Compensation Committee and the Board of Directors of Reynolds have each determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management to their regular duties without distraction arising from a possible change in control or a proposed or threatened change in control of Reynolds; and

     WHEREAS, should Reynolds become subject to any proposed or threatened change in control, it is imperative that the Board be able to call upon management to advise the Board as to whether such change in control would be in the best interests of Reynolds and its stockholders, and to take such other actions as the Board might determine to be appropriate, without concern that management would be distracted by the personal uncertainties and risks created by such a proposed or threatened change in control; and

     WHEREAS, the Compensation Committee and the Board have received from independent consultants information concerning the adoption of executive severance agreements by other corporations and from management the estimated cost to Reynolds of adoption of each of the material provisions of the form of executive severance agreement presented at the meeting; and

     WHEREAS, the Compensation Committee and the Board have each carefully reviewed the information presented to them and have determined that the anticipated benefits to Reynolds from entering into such agreements with key executives designated by the Compensation Committee, thereby encouraging their continued attention and dedication to their duties, exceed the anticipated costs to Reynolds of entering into such agreements; and

     WHEREAS, the Compensation Committee and the Board have each concluded that such agreements are in the best interests of Reynolds and its stockholders; and

     WHEREAS, Executive is a key executive of Reynolds and has been selected by the Compensation Committee to enter into such an agreement with Reynolds;

     NOW, THEREFORE, to assure Reynolds that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of Reynolds, and to induce Executive to remain in the employ of Reynolds, and for other good and valuable consideration, Reynolds and Executive agree as follows:


     1. Services During Certain Events. If a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control (as defined in Section 2), Executive agrees that he will not voluntarily leave the employ of Reynolds and will render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his efforts to effect a Change in Control or until a Change in Control has occurred.

     2.  Termination Following Change in Control.   Except as provided in
Section 4, Reynolds will provide or cause to be provided to Executive the rights and benefits described in Section 3 if Executive's employment by Reynolds is terminated at any time within two years following a Change in
Control:

     (a)  By Reynolds for reasons other than

          (i)  for Cause (as defined in Section 4); or

          (ii) as a result of Executive's death, permanent disability, or retirement at or after the normal retirement date specified in Reynolds' New Retirement Program for Salaried Employees ("New Retirement Program") as in effect immediately preceding the date of Executive's termination ("Normal Retirement Date");

                                          or

     (b) By Executive following the occurrence of any of the following events without Executive's written consent:

          (i) the assignment of Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in

               Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position at Reynolds;

          (ii) the reduction of Executive's annual base salary (including any deferred portions thereof), or the failure to increase Executive's annual base salary at least once in each 15 month period, any such increase to be at substantially the same level as the increases received by other executives with similar titles and duties;

         (iii) the failure to continue in effect the incentive plans, employee benefit plans, and other compensation policies, practices and arrangements in which Executive participated immediately before the Change in Control, or the failure to continue Executive's participation on substantially the same basis, both in terms of the amount of benefit provided and the level of participation relative to other participants;

          (iv) the transfer of Executive to a location more than 50 miles from his location at the time of the Change in Control, or a material increase in the amount of travel normally required of Executive in connection with his employment by Reynolds;

          (v) the good faith determination by Executive that due to the Change in Control (including any changes in circumstances at Reynolds that directly or indirectly affect Executive's position, duties, responsibilities or status as in effect immediately preceding such Change in Control) he is no longer able effectively to discharge his duties and responsibilities;

          (vi) any material breach by Reynolds of any provision of this Agreement; or

         (vii) any failure by Reynolds to obtain the assumption of this Agreement by any successor to Reynolds.

     For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

     (x)  a Triggering Event (as defined below);

     (y) Continuing Directors (as defined below) ceasing to be a majority of the Board of Directors of Reynolds; or

     (z) any other event which a disinterested majority of the Continuing Directors determines to be a Change in Control for purposes of this Agreement.

"Triggering Event" and "Continuing Directors" shall have the meanings given them in the Rights Agreement dated December 1, 1997 between Reynolds and The Chase Manhattan Bank, N.A., as initially executed.

     3. Rights and Benefits upon Termination. If Executive's employment is terminated under any of the circumstances set forth in Section 2
("Termination"), Reynolds agrees to provide or cause to be provided to Executive the following rights and benefits:

          (a) Salary and Incentive. Executive shall receive within five business days of Termination a lump sum payment in cash in an amount equal to three times Executive's Earnings (as defined in this Section 3(a)); provided, however, that if there are fewer than 36 months remaining from the date of Termination to Executive's Normal Retirement Date, the amount calculated pursuant to this Section 3(a) shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of months (including any fraction of a month) remaining to Executive's Normal Retirement Date and the denominator of which is 36.

          For purposes of this Section 3(a), "Earnings" shall mean the sum of
     (i) Executive's annual base salary (at the rate in effect at the date of Termination, or, if greater, at the rate in effect immediately preceding the Change in Control), plus (ii) an amount equal to the highest cash target incentive opportunity established for Executive for 1998 or any future calendar year (without regard to any possible deferred portions thereof). Earnings shall not include any income attributable to options granted and dividends on shares acquired pursuant to any stock option plan maintained by Reynolds for its employees.

          (b) Stock Options. If at the date of Termination Executive has an outstanding option ("Option") to purchase shares of common stock of Reynolds ("Option Shares") under any nonqualified stock option plan maintained by Reynolds for its employees, and if under the terms of that nonqualified stock option plan the Option is not exercisable at the date of Termination and will not thereafter become exercisable, Executive shall receive within five business days of Termination a lump sum payment in cash in an amount equal to the product of (i) the excess, if any, of the closing price of such Option Shares as reported on New York Stock Exchange-Composite Transactions on the date of Termination over the per share exercise price of such Option, times (ii) the number of Option Shares covered by such Option; and in addition to the cash payment required by this Section 3(b), if Executive has any outstanding options that will remain exercisable after Termination to the extent the Compensation Committee approves, then approval shall be deemed to be granted as of Executive's Termination;

          (c) Retirement Benefits. Executive shall receive within five business days of Termination a lump sum payment in cash in an amount equal to the actuarial value of the excess of (i) what would be Executive's accrued benefit calculated pursuant to the applicable formula in the New Retirement Program (as in effect at the date of Termination or, if more favorable to Executive, as in effect immediately preceding the Change in Control), if Executive were given additional credited service for a period of 36 months following Termination (or such lesser period as shall remain until Executive's Normal Retirement Date), with annual earnings during each full or partial year of the additional period equal to his annual earnings in effect for purposes of the New Retirement Program at his date of Termination, and computed without regard to statutory restrictions on benefits accrued or payable under qualified plans, over (ii) Executive's accrued benefit, if any, payable under the New Retirement Program, including any benefit payable under Reynolds' Benefit Restoration Plan for New Retirement Program. For purposes of this Section 3(c), actuarial equivalents shall be determined using the same methods and assumptions used under the New Retirement Program at the date of Termination.

          (d) Welfare Benefit Plans. To the extent Executive is eligible thereunder, Executive shall continue to be covered by (i) any group term, supplemental and/or split dollar life insurance plan in effect for Executive at Termination and (ii) the medical, dental, vision, accident and disability benefit plans of Reynolds in effect at Termination for employees in the same class or category as Executive, subject in each case to the terms of such plans and to Executive's making any required contributions thereto, to the extent contributions are required of active employees. If Executive is not eligible to continue to be so covered under the terms of any such benefit plan or program, or if Executive is eligible but the benefits applicable to Executive are not substantially equivalent to the benefits applicable to Executive immediately prior to Termination, then, for a period of 36 months following Termination (or until Executive's Normal Retirement Date, if sooner), Reynolds shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect before Termination, through other sources; provided, however, that if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, Executive's participation in the comparable benefit provided by Reynolds either directly or through other sources shall cease. Nothing contained in this Section 3(d) shall be deemed to require or permit termination or restriction of Executive's coverage under any plan or program of Reynolds or any successor plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned 36-month period or at any other time.

          (e) Automobile. Within five business days of Termination, Reynolds shall transfer to Executive, free and clear of any liens or encumbrances, the ownership of the automobile, if any, provided by Reynolds to Executive at the date of Termination. After transfer of ownership, Executive shall be solely responsible for maintaining the automobile.

          (f) Other Benefit Plans and Perquisites. The specific arrangements referred to in this Section 3 are not intended to exclude Executive's participation in other benefit plans or enjoyment of other perquisites which are available to executive personnel generally in the class or category of Executive or to preclude such other compensation or benefits as may be authorized from time to time by the Board of Directors of Reynolds or by its Compensation Committee; provided, however, that any payments hereunder shall be in lieu of, and not in addition to, any amounts that would otherwise be payable to Executive upon termination of employment pursuant to Reynolds' Termination Allowance Policy or any successor severance pay plan.

          (g) Excise Taxes. If Executive becomes entitled to payments under this Section 3 ("Severance Payments"), and if any of the Severance Payments will be subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall receive at the time specified below an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this
     Section 3(g), shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's Termination (whether pursuant to the terms of this Agreement or with any other plan, arrangement or agreement with Reynolds, with any person whose actions result in a Change in Control, or with any person affiliated with Reynolds or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Reynolds' independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
     Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause
     (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Reynolds' independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Termination, Executive shall repay to Reynolds at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax reduction) plus interest received by Executive attributable to any excise tax refund. If the Excise Tax is determined to exceed the amount taken into account hereunder at the date of Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Reynolds shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          The Gross-Up Payment shall be made not later than the fifth business day following Termination; provided, however, that if the amount of such payment cannot be finally determined on or before such day, Reynolds shall pay Executive on such day an estimate as determined in good faith by Reynolds of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after Termination. If the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Reynolds to Executive payable on the fifth business day after demand by Reynolds (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (h) No Duty to Mitigate. Except as provided in Section 3(d), Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

          (i) Payment Obligations Absolute. Reynolds' obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any breach or alleged breach of Section 5, any setoff, counterclaim, recoupment, defense or any other right which Reynolds may have against him or anyone else. All amounts payable by or on behalf of Reynolds hereunder shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of Reynolds shall be final and Reynolds and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whoever shall be entitled thereto.

     4. Conditions to the Obligations of Reynolds. Reynolds shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof if either of the following events shall occur:

          (a) Termination for Cause. Reynolds shall terminate Executive's employment for Cause. For purposes of this Agreement, termination of employment for "Cause" shall mean termination solely for dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information of Reynolds.

          (b) Resignation as Director and/or Officer. Executive shall not, promptly after Termination and upon receiving a written request to do so, resign as a director and/or officer of Reynolds and of each subsidiary and affiliate of Reynolds for which he is then serving as a director and/or officer.

     5.  Confidentiality; Non-Solicitation; Cooperation; Consultancy.

          (a) Confidentiality. Executive agrees that at all times following Termination, he will not, without the prior written consent of Reynolds, disclose to any person, firm or corporation any confidential information of Reynolds or its subsidiaries which is now known to him or which hereafter may become known to him as a result of his employment or association with Reynolds and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

          (b) Non-Solicitation. Executive agrees that for a period of three years following the date of Termination (or until Executive's Normal Retirement Date, whichever is sooner) he will not induce or attempt to induce, either directly or indirectly, any management or executive employee of Reynolds or of any of its subsidiaries to terminate his or her employment.

          (c) Cooperation. Executive agrees that, at all times following Termination, he will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Reynolds or any of its subsidiaries (other than any legal proceedings concerning Executive's employment). In connection with such cooperation, Reynolds will pay or reimburse Executive for reasonable expenses actually incurred.

          (d) Consultation. Executive agrees that for a period of 36 months following Termination (or until Executive's Normal Retirement Date, if sooner), he will make himself available to Reynolds and its subsidiaries for consultation with senior officers of Reynolds and of its subsidiaries; provided, however, that Executive shall not be required to perform such consulting services (i) for more than five days in any month and (ii) for more than 30 hours in any month. It is expressly agreed that Executive's consulting services will be required at such time and such places as will result in the least inconvenience to Executive, taking into consideration Executive's other business commitments during such period which may obligate Executive to honor such other commitments prior to his rendering services hereunder. It is further agreed that Executive's consulting services shall be rendered by personal consultation at Executive's principal residence or office, wherever maintained, or by correspondence through mail, telephone or telegraph or other similar modes of communication at times, including weekends and evenings, most convenient to Executive. Reynolds and Executive agree that if during such period Executive should engage in full-time employment, Executive shall not be required to consult at times that will conflict with his responsibilities with respect to such employment. In connection with such consulting services, Reynolds will pay or reimburse Executive for reasonable expenses actually incurred.

          (e) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that Reynolds, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude Reynolds from pursuing any other rights and remedies at law or in equity which Reynolds may have.

     6. Term of Agreement. This Agreement shall commence on the date hereof and shall remain in force until December 31, 1999; provided, however, that commencing on January 1, 1999, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than November 1 of the preceding year, Reynolds shall have given notice to Executive that Reynolds does not wish to extend this Agreement; and provided further that if a Change in Control occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which the Change in Control occurred.

     Notwithstanding the foregoing, this Agreement shall terminate if either Reynolds or Executive terminates the employment of Executive before a Change in Control occurs. Except as otherwise provided in Section 8(b), this Agreement shall also terminate upon the Executive's death or disability or his Normal Retirement Date.

     7.  Adjudication and Expenses.

     (a) If a dispute or controversy arises under or in connection with this Agreement, Executive shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction. Alternatively, Executive, at Executive's option, may seek an award in arbitration to be conducted by a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association.

     (b) Reynolds shall pay or reimburse Executive for all costs and expenses, including without limitation court costs and attorneys' fees, incurred by Executive as a result of any claim, action or proceeding (including without limitation a claim, action or proceeding by Executive against Reynolds) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

     8.  Successors; Binding Agreement.

     (a) This Agreement shall inure to the benefit of and be binding upon Reynolds and its successors and assigns.

     (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, Executive's estate.

     9.  Miscellaneous.

     (a) Assignment. No right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements or torts; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

     (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Reynolds. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by Reynolds or by any of its subsidiaries.

     (c) Statutory References. Any reference in this Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.

     (d) Amendment. Except as otherwise provided in Section 6, this Agreement may not be amended, modified or terminated except by written agreement of both parties.

     (e) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

     Executive may at any time or from time to time waive any or all of the rights and benefits provided for herein which have not been received by Executive at the time of such waiver. In addition, prior to the last day of the calendar year in which Executive's Termination occurs, Executive may waive any or all rights and benefits provided for herein which have been received by Executive; provided that Executive repays to Reynolds (or, if the benefit was received from an employee benefit plan, to such plan) the amount of the benefit received (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Any waiver of benefits pursuant to this section shall be irrevocable.

     (f) Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

     (h) Number and Gender. All words used in this Agreement shall be construed to be of such number or gender as the circumstances require.

     (i) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Reynolds shall use its best efforts to satisfy promptly all such requirements.

     (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     (k) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

     Each of the parties has therefore caused this Agreement to be executed on its or his behalf as of the 20th day of February, 1998.


                              REYNOLDS METALS COMPANY


                              By_______________________________
                              Title:  Chairman of the Board and
                                      Chief Executive Officer


                              EXECUTIVE

                              _________________________________

                                 March 18, 1998


Mr. ____
Richmond, Virginia

     RE:  Amendment to Executive Severance Agreement

Dear Mr._____:

     The Executive Severance Agreement between you and Reynolds Metals Company ("Reynolds") dated _____ (the "Agreement") provides in Section 9(d) that the Agreement can be amended by written agreement of both parties. Reynolds therefore proposes the following amendments to the Agreement effective December 1, 1997:

          1. Section 2(b) shall be amended by substituting the words "the Rights Agreement dated December 1, 1997" for the reference to "the Rights Agreement dated November 23, 1987."

          2. The second paragraph of Section 3(a) shall be amended to read in its entirety as follows:

               For purposes of this Section 3(a), "Earnings" shall mean the sum of (i) Executive's annual base salary (at the rate in effect at the date of Termination, or, if greater, at the rate in effect immediately preceding the Change in Control), plus (ii) an amount equal to the highest cash target incentive opportunity established for Executive for 1998 or any future calendar year (without regard to any possible deferred portions thereof). Earnings shall not include any income attributable to options granted and dividends on shares acquired pursuant to any stock option plan maintained by Reynolds for its Employees.

          3. The first sentence of Section 3(d) shall be amended to read in its entirety as follows:

               To the extent Executive is eligible thereunder, Executive shall continue to be covered by (i) any group term, supplemental and/or split dollar life insurance plan in effect for Executive at Termination and (ii) the medical, dental, vision, accident and disability benefit plans of Reynolds in effect at Termination for employees in the same class or category as Executive, subject in each case to the terms of such plans and to Executive's making any required contributions thereto, to the extent contributions are required of active employees.

     If the amendment of the Agreement as set forth in this letter is acceptable to you, please sign and return the enclosed copy of this letter.

                              Very truly yours,



                              Jeremiah J. Sheehan


ACCEPTED:


_________________________

Date:____________________